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                                PREDICT IT, INC.

                                LICENSE AGREEMENT


This License Agreement (the "Agreement") effective as of this 2nd day of March, 2000 (the "Effective Date") by and between Predict It China, LLC, a limited liability company organized under the laws of the State of Delaware with offices at 995 Ashokan Road, Kingston, New York 12401 ("Licensee"), and Predict It, Inc., a Delaware corporation with offices at 268 West 44th Street, New York, NY 10036 ("Licensor").

RECITALS

         A. Licensee plans to develop and operate, using certain technology owned or controlled by Licensor, a Web-based service targeted and marketed to Persons (including without limitation in the Chinese or English languages) in The Peoples Republic of China (including Hong Kong) (the "PRC").

         B. Licensor is willing to grant Licensee certain rights in the Licensed Technology (as defined below) and Licensee desires to obtain a license to use, translate and modify such Licensed Technology for use on Licensee's services subject to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE in consideration of the mutual promises and undertakings herein contained, it is hereby agreed:


1.   DEFINITIONS

         When used in this Agreement, the following defined terms shall have the meanings set forth below. Additional terms are defined throughout this Agreement.

         "CIMG" means China Interactive Media Group, LLC, a Delaware limited liability company.

         "Derivative Works" means all modifications, translations or enhancements of the Licensed Technology created by or on behalf of Licensee in accordance with the terms of this Agreement, including without limitation, all Chinese language translation of text content contained within the Licensed Technology (such translated text, the "Derivative Content"); however, "Derivative Works" and "Derivative Content" shall not include or mean (i) any Licensee Website or any domain name with respect thereto, except to the extent that such Licensee Website contains Derivative Works or Derivative Content or such domain name contains, in whole or in part, a Licensor Mark, or (ii) residuals resulting from access to or work with the Licensed Technology, provided that Licensee shall maintain the confidentiality of such residuals as the Confidential Information of Licensor. The term "residuals" means ideas, concepts and know-how, in non-tangible form, which may be retained by Licensor through access to the Licensed Technology. Notwithstanding the foregoing, however, Licensee shall not be deemed, by virtue of clause (ii) of this paragraph, to have been granted any license under any Intellectual Property Rights of Licensor.

         "Government" shall mean (or in the case of "Governmental" shall refer to):

         (i) the governments of the United States of America and any country wherein the Licensee engages in business;

         (ii) the government of any state, province, county, municipality, city, town or district of any such country; and


         (iii) any ministry, agency, department, authority, commission, administration, corporation, bank, court, magistrate, tribunal, arbitrator, instrumentality or political subdivision of, or within the geographical jurisdiction of, any government described in the foregoing clauses (i) and (ii).

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         "Initial Service Date" means such date on which Licensed Technology is first made available through the Licensee Service in non-beta form.

         "Licensed Technology" means the interactive, online technology specified and described in Schedule A attached hereto (including, without limitation, all Licensor proprietary software (including the source code therefor), methods of operation, hardware designs and interfaces), together with all modifications, translations or enhancements of the Licensed Technology created by or on behalf of Licensor during the Term and all flowcharts, programmers' notes and such other materials as may be reasonably necessary for a competent programmer to modify and maintain all of the foregoing. Such flow charts, programmers' notes and other materials shall be delivered to Licensee as soon as practicable following, or concurrent with, the delivery of the Licensed Technology to Licensee, but in no event later than one hundred and twenty (120) days following such delivery of the Licensed Technology. "Licensed Technology" does not include, and Licensor shall not provide, third party software or technology, the licensing of which is necessary for the operation and functionality of the Licensed Technology ("Third Party Software"), provided, however, that such Third Party Software, as of the date hereof, shall be listed on Schedule A.

         "Licensee Service" means all Web-based or other on-line services owned, operated, maintained or hosted by Licensee utilizing, in whole or in part, the Licensed Technology that are targeted and marketed solely to Persons (whether in the Chinese or English languages) in the PRC (including without limitation the
Websites located at www.                       ).

         "Licensee Website" shall mean any Website (whether in the Chinese or English languages) created or developed by or for Licensee (whether using the Licensed Technology or other technology or software), including without limitation the text content of any Website developed or owned by or for Licensee. However, any website having a Uniform Resource Locator (URL) in the English language shall be subject to the prior approval of Licensor, which approval shall not be unreasonably withheld.

         "Licensee Website Implementation Requirements" shall mean and shall be deemed to have been satisfied when the following actions have been substantially completed:

         (i) "Phase I": the Operational Date of the Project shall have occurred on or before August 31, 2001; and

         (ii) "Phase II": the Licensee Service shall have at least 100,000 registered users and the Licensee Website shall have received at least five million page views by users per month for each of at least three consecutive months ending on or before March 31, 2003.

Licensee shall use commercially reasonable efforts to achieve and satisfy the Licensee Website Implementation Requirements.

         "Operational Date of the Project" shall mean that Licensee Website has been launched and is substantially operational, a core management team and employees are in place at the Licensee and all necessary published Governmental licenses and approvals for the operation of the Licensee Website and the Licensee Service have been obtained in a manner consistent with prevailing practices in the PRC.

         "Person" shall mean shall mean: any corporation, partnership, joint venture, trust, unincorporated association or organization, business, enterprise, or other entity; any individual; and any Government.

         "Simplified Chinese Characters" means the characters of the Chinese language that have been simplified from their ancient counterparts.

         "Year 2000 Compliant" shall mean the software is capable of accurately processing, calculating, manipulating, storing and exchanging date/time data from, into, and between the twentieth


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and twenty-first centuries, including, without limitation, the years 1999 and
2000 and any leap year calculations, provided that all other information technology used in combination with such software, properly exchanges date/time date with such software.

         "Web" means a global, interactive, dynamic, cross-platform, distributed, graphical hypertext information system that runs over the Internet that is known as the World Wide Web and any successor thereto.

2.   GRANT OF LICENSE

         2.1 License. Licensor hereby grants to Licensee, and Licensee hereby accepts, for the Term of this Agreement and subject to its terms and conditions, the limited right, license and privilege to use, reproduce, modify, translate, archive, display, perform, market, publish, distribute, transmit and operate the Licensed Technology, solely in connection with the Licensee Service, as well as the right to promote the Licensed Technology, solely in connection with the promotion of the Licensee Service (including without limitation screenshots and other graphics contained in same) within content provided by Licensee and other content providers, in each case by any method or means or in any medium now known. Licensee may make such copies of the Licensed Technology, as applicable, as may be reasonably necessary for Licensee's needs, provided that such copies contain any copyright, trademark or other protective notices that are contained on or within the original copy of such Licensed Technology.

         2.2 Trademark Usage. Licensor hereby grants to Licensee a license during the term of this Agreement to use any and all current and future trademarks, service marks, design marks or trade names associated with Licensor and the Licensed Technology, set forth on Schedule B (collectively, the "Licensor Marks") in connection with and for the use, marketing and promotion of the Licensed Technology, Derivative Works and the Licensee Service, subject to the terms and conditions and as otherwise contemplated by this Agreement. Licensee acknowledges and agrees that: (a) the Licensor Marks, are owned exclusively by Licensor; and (b) except as set forth in this Agreement, Licensee has no rights, title or interest in or to the Licensor Marks. Licensee agrees:
(w) not to apply for registration of the Licensor Marks (or any mark confusingly similar thereto) anywhere in the world; (x) not to engage, participate or otherwise become involved in any activity or course of action that diminishes and/or tarnishes the image and/or reputation of Licensor or any Licensor Mark;
(y) not to use any of the Licensor Marks except as authorized by Licensor; and
(z) not to challenge Licensor's rights in the Licensor Marks. Licensor in its sole discretion may withdraw specific or general permission to use Licensor Marks upon twenty four (24) hours written notice to Licensee. Upon expiration of such notice period, Licensee shall immediately discontinue use of the applicable Licensor Marks.

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         2.3      Ownership.

         (a) By Licensor. Licensee recognizes that Licensor retains all rights, title and interest in and to the Licensed Technology, including without limitation, all Derivative Works thereof and the Derivative Content, and all modifications to the Licensed Technology, as well as any and all tangible and intangible rights, copyrights, moral rights, trademark, trade secret rights, patents, industrial property rights, and all other proprietary rights and/or common law intellectual property rights (collectively, "Intellectual Property Rights") of every kind as well as all registrations, technologies, renewals, extensions, continuations, divisions, or reissues of the foregoing, now or hereafter in force with respect thereto. With respect to all Derivative Content and Derivative Works created by Licensee, the development and creation by Licensee of such Derivative Content and Derivative Works, pursuant to or under rights granted by this Agreement or otherwise, such development and creation shall be considered "works made for hire" on behalf of Licensor under the United States copyright laws and made pursuant to this Agreement. In the event any Derivative Content or Derivative Works do not fall within the specifically enumerated works that constitute "works made for hire" under the United States copyright laws or the ownership of all of the Intellectual Property Rights in and to any such Derivative Content or Derivative Works does not vest, solely and exclusively, in Licensor pursuant to the previous sentence, Licensee hereby agrees to assign and, upon their authorship or creation (or upon the Effective Date, whichever occurs later), expressly and automatically assigns all Intellectual Property Rights in and to such Derivative Content and Derivative Works to Licensor. Licensee agrees to render all reasonably required assistance to Licensor to protect the rights hereinabove described. To the extent applicable, copies of all Derivative Content and Derivative Works created or developed by Licensee at any time shall be delivered to Licensor, together with copies of all applicable commented source code. Licensee agrees that it shall not claim any title to or right to the Licensed Technology, Derivative Content and Derivative Works except for the specific rights granted by Licensor pursuant to this Agreement, and it shall not at any time attack or challenge the right of Licensor or its grantor(s) in and to the Licensed Technology, Derivative Content and Derivative Works. Licensee acknowledges that all use of Licensor's Marks hereunder inures to the benefit of Licensor or its grantor(s).

         (b) By Licensee. Licensee shall be responsible for the design of the Licensee Service and the Licensee Website, and retains all of the rights, title and interest in and to the Licensee Service and the Licensee Website, including, but not limited to the domain names owned by Licensee, as well as all graphical designs, icons, interfaces and other design elements (e.g. the selection and arrangement of materials therein and the "look and feel" thereof), subject, in all cases to the rights of Licensor hereunder. Any information regarding the users of the Licensee Service or the Licensee Website generated by Licensee's use of the Licensed Technology shall be the exclusive property of Licensee and, as such, may be used at the sole discretion of Licensee.

         2.4 Restrictions on Use. In any identification of Licensor, the Licensed Technology or the Licensor Marks, Licensee shall not alter or otherwise impair the branding or other identification of Licensor, nor alter or remove any copyright, trademark or other protective notices of Licensor. Licensee may not alter the color, size or similar attributes of the Licensor Marks without the prior consent of Licensor. The right of Licensee to place advertising, promotional or any other information or materials visible with, near or surrounding or within the Licensed Technology or the Licensor Marks is limited to those which will not impair or adversely affect the name, reputation or goodwill of Licensor, and those which will not tarnish, dilute or be confusingly similar to the Licensor Marks.

         2.5 Exclusivity. For the Term of this Agreement, Licensor shall not permit: (i) the Licensed Technology to be deployed by any Person (including without limitation Licensor and its affiliates) other than Licensee for the purpose of targeting or marketing to Persons in the PRC (whether in the Chinese or English languages); or (ii) Simplified Chinese Characters to be deployed or utilized in connection with the Licensed Technology by any Person (including without limitation Licensor and its affiliates) other than Licensee. For the avoidance of doubt, nothing contained in the Agreement shall be construed to prevent Licensor from deploying the Licensed Technology for the purpose of targeting or marketing to Persons in

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the Republic of China (Taiwan) (whether in the Chinese or English languages) or
Chinese speaking Persons anywhere else in the world (other than the PRC) that do not utilize Simplified Chinese Characters. The rights granted to Licensee under this Agreement shall be exclusive also as against Licensor.

3.   DELIVERY AND TRANSLATION

        3.1 Creation of Chinese Language Versions. Licensee shall be solely responsible for the creation of a localized Chinese-language version of the Licensed Technology and all text strings contained within the Licensed Technology for use in connection with the Licensee Service. Licensee shall translate all such text strings into Chinese, and shall deliver a copy of these translations to Licensor. Licensee shall be solely responsible for completing all work necessary to integrate the translated text strings into the Licensed Technology and complete any additional localization procedures.

         3.2 Installation and Integration. Licensor shall deliver to Licensee in electronic form all source code, and all HTML, Java text and other formatted files employed in the Licensed Technology. Licensor shall make available to Licensee via telephone, during Licensor's regular business hours, a senior engineer of Licensor to provide such assistance as Licensee may reasonably require with installing, integrating and testing the Licensed Technology on Licensee's systems and designing and implementing links, interfaces, and operating features for the Licensed Technology, for an aggregate total of ten
(10) days (eighty (80) hours) during the three (3) month period following delivery of the items specified in the first sentence of this Section 3.2. Any additional assistance required by Licensee shall be charged by Licensee at Licensor's then-prevailing rates for time and materials. In the event that Licensee requests that an engineer or other employee of Licensor visit the premises of Licensee in order to provide services under this Section 3.2 or
Section 3.3, all expenses reasonably incurred in connection with such visit, including without limitation, travel and lodging expenses, shall be payable directly by Licensee. Licensor shall also provide to Licensee all documentation that is available in order to assist in using, maintaining, modifying and improving the Licensed Technology.

         3.3 Maintenance and Support. Licensor shall deliver to Licensee, within thirty (30) days following the conclusion of each calendar quarter during the Term, as soon as practicable and at no charge to Licensee, all new releases, corrections, bug fixes, upgrades and improvements, to the Licensed Technology which were developed and released by Licensor during the preceding calendar quarter. Upon delivery to Licensee, all such releases, corrections, bug fixes, upgrades and improvements shall be deemed Licensed Technology for all purposes of this Agreement. To the extent applicable, any text content contained in such new releases or modifications shall be translated to Chinese in the same manner as the original Licensed Technology. In addition to the services and assistance under Section 3.2 hereof, Licensor shall use commercially reasonable efforts to provide, at no charge to Licensee, telephone assistance, not to exceed four (4) hours per month, during normal business hours of Licensor to answer questions related to the Licensed Technology, to assist Licensee to cause the Licensed Technology to perform in accordance with the documentation and specifications with respect thereto and to cause the Licensed Technology to conform to the warranties set forth in this Agreement, including, but not limited to, diagnosing whether a problem is related to hardware or to the Licensed Technology. In connection with the foregoing telephone assistance, Licensor shall respond within four (4) hours after Licensor receives, during Licensor's normal business hours, notice from Licensee of any problem with the Licensed Technology. Any additional assistance required by Licensee shall be charged to Licensee at Licensor's then-prevailing rates for time and materials.



4.   COMPENSATION

         4.1 Royalty. Within thirty (30) days following the conclusion of each calendar quarter during the Term, Licensee shall remit to Licensor an amount equal to ten percent (10%) of the gross revenues (including without limitation, the market value of any "barter" arrangements) received by Licensee in the previous calendar quarter through or in connection with the Licensee Service (the "Royalty"). Such

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remittance shall be accompanied by a report, in detail reasonably acceptable to
Licensor, specifying the calculation of Royalty, and a written certification by an officer of Licensee, indicating that the calculation is true and correct.

         4.2 Audit Rights. Licensee agrees to keep and to maintain for a period of three (3) years after the end of the year to which they pertain, sufficient books, records and accounts regarding Licensee's business activities in order to calculate and confirm the Royalty payment obligations. Licensor will have the right, exercisable not more than once every twelve (12) months, and only after giving Licensee notice of not less than five (5) business days' written notice, to appoint an independent representative to examine and audit such books, records and accounts during Licensee's business hours to verify the Royalty payment obligations to Licensor under this Agreement, subject to such independent representative's being bound to reasonable terms of confidentiality. The cost of any such audit shall be paid by Licensor; provided, however, that if any such review shall reveal an underpayment in excess of the greater than five percent (5%) of monies due to Licensor from Licensee, Licensee shall promptly pay to Licensor the reasonable costs of such review. The results of any such audit shall be final, binding and conclusive as between the parties.


5.   TERM AND TERMINATION

         5.1 Term. This Agreement shall commence on the Initial Service Date and shall continue in full force and effect for a period of three (3) years, unless terminated earlier in accordance with this Agreement. Provided that the Licensee Website Implementation Requirements have been met, this Agreement will be automatically renewed, at Licensee's option, in perpetuity (the initial term and such renewal, collectively, the "Term"). In the event that the Licensee Website Implementation Requirements have not been met for the initial term, the parties may nevertheless agree, in writing, to extend the Term as if the Licensee Website Implementation Requirements have been met, or as otherwise as mutually agreed by the parties.

         5.2 Termination. If at any time a party is in material breach of this Agreement, then in addition to all other rights and remedies available under applicable law or in equity, the other party shall have the right to terminate this Agreement, unless such breach shall have been remedied within thirty (30) days after such notice has been received by such party; however, except in the case of a termination by Licensor resulting from a breach of this Agreement by Licensee, any such termination shall not be effective prior to one hundred and eighty (180) days following such notice. Notwithstanding the foregoing, however, the restrictions of Licensor contained in Section 2.5 above shall terminate upon the commencement of any such one hundred and eighty (180) day period. In addition, (i) this Agreement shall terminate automatically and without further notice if Phase I of the Licensee Website Implementation Requirements has not been timely achieved and (ii) Licensor may terminate this Agreement, upon ninety
(90) days' notice, if Phase II of the Licensee Website Implementation Requirements is not timely achieved; however, the right of termination under this clause (ii) shall not be effective if the requirements of Phase II are satisfied as of the end of any consecutive three-month period ending subsequent to March 31, 2003 and prior to giving of any such notice of termination.

         5.3 Rights Upon Termination. Unless the rights of Licensee pursuant to
Section 5.4 below are exercised, upon the effective date of any termination or expiration hereof, Licensee shall immediately cease any and all use of the Licensed Technology, the Derivative Works, the Derivative Content and the Licensor Marks, including without limitation, all promotion, reproduction, distribution and archiving of the Licensed Technology, Derivative Works and Derivative Content, and each party shall promptly return to the other party all Confidential Information (as defined below) received from such other party and Licensee shall return to Licensor all copies of the Licensed Technology, the Derivative Works and the Derivative Content in the possession of Licensee. Notwithstanding the foregoing, sections that by their nature survive expiration or termination shall survive any expiration or termination of this Agreement. No such expiration or termination shall affect the right of Licensee to continue the Licensee Service or to use

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the Licensee Website based on other technology or software, utilizing content other than Derivative Works and Derivative Content and utilizing trademarks and other indicia other than Licensor Marks.

         5.4 License Purchase Option. In the event of any expiration of the Term due to failure to meet the Licensee Website Implementation Requirements (but not in the event of any other expiration or any termination), Licensee shall have the option, to be exercised within fifteen days following the effective date of such expiration, upon written notice to Licensor and the payment of one million dollars ($1,000,000), to purchase the license conferred pursuant to Section 2.1 above, in perpetuity, with respect to the Licensed Technology, as such Licensed Technology exists as of the effective date of expiration. SUCH LICENSE, IF PURCHASED BY LICENSEE, SHALL BE "AS IS" WITHOUT WARRANTIES OF ANY KIND AND, WITHOUT LIMITATION, LICENSOR SHALL HAVE NO FURTHER OBLIGATION TO SUPPORT OR MAINTAIN SUCH LICENSED TECHNOLOGY, OR UNDER SECTION 8.1 HEREOF.

6.   CONFIDENTIALITY

         Licensor and Licensee agree that all information (whether in writing, orally or in any other format) disclosed by each of them to the other during the negotiation of this Agreement or to be disclosed during the Term, including without limitation, business plans, product ideas, marketing concepts, financial information and projections, shall constitute "Confidential Information"; provided, however, Confidential Information does not include information that is or becomes publicly known through no wrongful act of either party (or any of its employees), has been approved for release by written authorization of the originating party, or has been disclosed pursuant to a requirement of a government agency or of law. During the term and at all times thereafter, the party to whom Confidential Information has been imparted shall maintain such information as confidential and shall not disclose or permit the same to be disclosed to any Person. Each party shall take all reasonable steps to prevent unauthorized disclosure of Confidential Information that it uses to protect its own confidential information of a similar nature. Each of the parties further agrees that the unauthorized disclosure by it of Confidential Information received from the other will cause irreparable harm and significant injury to the other which may be difficult to ascertain. Accordingly, each party agrees that the other shall be entitled to equitable relief, including, without limitation, an immediate injunction enjoining any breach by it of this Section 6, in addition to all other remedies available to such party at law or in equity.

7.   REPRESENTATIONS

         7.1 By Licensor. Licensor represents and warrants that: (i) it has the full power and authority to enter into this Agreement, carry out its obligations hereunder and grant the rights granted to Licensee herein; (ii) it is the sole owner or is a valid licensee of the Licensed Technology, and it has secured all necessary licenses, consents, authorizations and waivers for the use of the Licensed Technology as contemplated by this Agreement, including without limitation, all text, logos and copy contained in all Licensed Technology and there are no conflicting claims with respect to Licensor's rights thereto; (iii) no part of the Licensed Technology violates or infringes upon any third party's Intellectual Property Rights; (iv) Licensor has not previously and will not grant any rights in the Licensed Technology to any third party which are inconsistent with Licensor's obligations and the rights granted to Licensee under this Agreement; (v) Licensor has not otherwise made or entered into, and will not make or enter into during the term of this Agreement, any commitment or obligation in conflict with its obligations and rights under this Agreement;
(vi) the Licensed Technology is the most recent version thereof; (vii) the Licensed Technology is Year 2000 Compliant and, when delivered to Licensee, will be free of any and all computer viruses, copy protect mechanisms or any other features which may disable it or render it incapable of operation (whether after a certain time, after transfer to another central processing unit, or otherwise); (viii) except for Third Party Software, the Licensed Technology includes all items, components, and services necessary to provide all processing capabilities and functional characteristics represented by Licensor as being included in the Licensed Technology, as set forth in the documentation and specifications provided by Licensor to Licensee, and necessary to establish and operate the Licensee Website in a manner comparable to the website operated by Licensor in the United States, as of the Effective Date; however, the representation and warranty contained in this clause (viii) is made by

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Licensor with respect to Third Party Software only to the best knowledge of
Licensor; (ix) the unmodified Licensed Technology shall be free from material defects in materials and workmanship and shall operate in accordance with documentation and specifications with respect thereto during the period commencing upon the Effective Date and ending upon the earlier of August 31, 2001 and the achievement of the Phase I portion of the Licensee Website Implementation Requirements (the "Initial Warranty Period"), and, thereafter, for a period of ninety (90) days following delivery thereof by Licensor to Licensee; and (x) all services provided by Licensor under this Agreement shall be performed in a competent and professional workmanlike manner, equal to or above the standards of the software development industry. During the Term, Licensor shall promptly notify Licensee in writing of any material event or change in circumstance which would reasonably make, or threaten to make, the foregoing representations and warranties untrue or inaccurate. For the avoidance of doubt, (a) the representation and warranty contained in clause (ix) above shall apply to all new releases, corrections, bug fixes, upgrades and improvements for a period of ninety (90) days following delivery thereof by Licensor to Licensee (or for the Initial Warranty Period, if applicable), but shall not apply to any other portion of the Licensed Technology, unless the Initial Warranty Period is in effect or such representation and warranty is otherwise independently applicable thereto and (b) such representation and warranty shall be conditioned upon the Licensee's implementation of all new releases, corrections, bug fixes, upgrades and improvements provided by Licensor, if such implementation would have avoided any alleged breach of such representation and warranty.

         7.2 By Licensee. Licensee represents, warrants and covenants as follows: (i) Licensee has the full power and authority to enter in this Agreement and to carry out its obligations hereunder; (ii) all materials and services provided by Licensee hereunder are owned by Licensee or are in the public domain; (iii) Licensee has not made or entered into and during the term of this Agreement will not make or enter into, any commitment or obligation in conflict with its obligations and rights under this Agreement; (iv) no addition to the Licensed Technology contained in the Derivative Content and no Derivative Works will violate or infringe upon any third party's Intellectual Property Rights; and, (v) Licensee has received (and shall maintain until the expiration of the Term) all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies (including without limitation, the United States Department of State Office of Defense Trade Controls, the United States Department of Commerce Bureau of Export Administration, the United States Department of the Treasury and all analogous governmental and regulatory agencies in and of the PRC) required and published with respect to import and export restrictions, or restrictions on trans-border data flow, relating to the distribution or use of the Licensed Technology outside the United States and into and within the PRC. During the term of this Agreement, Licensee shall promptly notify Licensor in writing of any material event or change in circumstance which would reasonably make, or threaten to make, the foregoing representations and warranties untrue or inaccurate.

         7.3 EXCEPT AS SPECIFICALLY SET FORTH HEREIN, EACH PARTY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF FITNESS FOR ANY PARTICULAR PURPOSE OR MERCHANTABILITY. EXCEPT IN CONNECTION WITH THE FULFILLMENT OF ITS OBLIGATIONS UNDER SECTION 8 OR ARISING OUT OF A BREACH BY A PARTY OF ITS OBLIGATIONS UNDER SECTION6, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR OTHER INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

8.   INDEMNITIES

         8.1 By Licensor. Licensor shall indemnify, defend, and hold harmless Licensee and Licensee's directors, officers, employees, agents, consultants, and distributors from and against all claims, actions, liabilities, losses, expenses, damages and costs (including, but not limited to, reasonable attorneys' fees) that may at any time be incurred by reason of any claim arising out of or related to (i) any breach or alleged breach of, or any claim that is otherwise inconsistent with, the representations and warranties

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contained in Section 7.1, above; (ii) the infringement of a third party's
Intellectual Property Rights by the Licensed Technology or Licensor's Marks (other than any of the foregoing if modified without the consent of Licensor); OR (iii) any gross negligence or willful misconduct by Licensor, or any employee or agent thereof.

         8.2 By Licensee. Licensee shall indemnify, defend and hold harmless Licensor and Licensor's directors, officers, employees, agents, or consultants from and against all claims, actions, liabilities, losses, expenses, damages and costs (including without limitation, reasonable attorneys' fees) that may at any time be incurred by any claim arising out of or related to (i) any breach or alleged breach of, or any claim that is otherwise inconsistent with, the representations and warranties contained in Section 7.2 above; (ii) Licensee's actions in reproducing, marketing and distributing the Licensed Technology and the Derivative Content to the extent not authorized herein; (iii) the infringement of a third party's Intellectual Property Rights by the Licensee Service or any modifications made to the Licensed Technology by or on behalf of Licensee without the consent of Licensor; (iv) the use or misuse of the personal information of any individual by Licensee, or any Person to whom Licensee provided any such information or (v) any gross negligence or willful misconduct by Licensee, or any employee or agent thereof.

         8.3 Procedures. The indemnifying party ("Indemnifying Party") shall notify the indemnified party ("Indemnified Party") in writing of the claim promptly upon becoming aware of such claim; and shall give the Indemnified Party sole control of the defense and all related settlement negotiations, provided however that the Indemnifying Party shall not settle any claim or proceeding unless the Indemnified Party shall have consented to such settlement in writing, and provided further the Indemnified Party provides the Indemnifying Party with all commercially reasonable assistance, information and authority to perform the above at the Indemnifying Party's expense. Notwithstanding the foregoing, in the event that the Indemnified Party shall fail to promptly notify the Indemnifying Party of any claim for which the Indemnified Party is entitled to indemnification hereunder, the obligations of the Indemnifying Party hereunder shall be relieved only to the extent that such Indemnifying Party is actually prejudiced by such failure

9.   GENERAL

         9.1 Notices. Any notices or consents required or permitted by this Agreement shall be in writing and delivered in person or by registered or certified mail, postage prepaid, return receipt requested, or by a reputable courier delivery service, or by facsimile during regular business hours (provided that a confirmation copy follows any other method of delivery permitted under this Section 9.1), as follows unless such address is changed by written notice hereunder, and such notice shall be deemed given for purposes of this Agreement on the day that such writing is sent to the intended recipient thereof in accordance with this section:

         If to Licensor:                     If to Licensee:

         Predict It, Inc.                    Predict It China LLC
         Attn: Andrew P. Merkatz             995 Ashokan Road
         268 West 44th Street                Kingston, New York 12401
         New York, NY 10036                  Attention: Keith Abell
         Telephone: (212) 217-1200           Telephone: (212) 816-8531
         Fax: (212) 217-1201                 Fax: (212) 816-0166

                                             with copies to:

                                             Keith Abell via e-mail
                                             at:  kabell@gscpartners.com

                                             Dechert Price & Rhoads
                                             30 Rockefeller Plaza
                                             New York. New York 10112
                                             Attention: Ronald R. Jewell
                                             Fax:     (212) 698-3599

         9.2 Publicity. During the Term, either party may use the other party's name in news releases, articles, brochures, marketing materials, advertisements and other publicity or promotions, subject to the other party's prior written approval; provided that no advance approval shall be required for use of Licensor's name and Licensor's Marks on the Licensee Service.

         9.3 Confidentiality of Agreement. Both Licensor and Licensee agree that the terms and conditions of this Agreement, including the general existence of this Agreement, shall be treated as Confidential Information and that no reference to the terms and conditions of this Agreement or to activities pertaining thereto can be made in any form without the prior written consent of the other party; provided, however, that either party may disclose the terms and conditions of this Agreement (i) as required by any court or other governmental body, (ii) as otherwise required by law, (iii) to legal counsel of the parties,
(iv) in confidence, to accountants, banks, proposed investors, and financing sources and their advisors, (v) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or (vi) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

         9.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party hereto which consent shall not be unreasonably be withheld. Notwithstanding anything in this Agreement to the contrary, either party may assign this Agreement (i) to any entity in which the party has a greater than fifty percent (50%) equity ownership interest or of which the party has voting control, or (ii) to any entity which acquires more than fifty percent (50%) of that party's equity ownership interests (whether by merger or otherwise) or substantially all that party's assets.

         9.5 Force Majeure. Neither party shall have any obligation to the other party for acts of God or events beyond the reasonable control of such party which affect such party's ability to perform its obligations hereunder, provided, however, that each party agrees to use its best efforts, respectively, to minimize the extent and the impact of the inability to perform properly

         9.6 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, the United States, without reference to choice of law principles, including all matters of construction, validity and performance. The parties agree that jurisdiction and venue of all matters relating to this Agreement shall be vested exclusively in the federal or state courts located within the State and County of New York.

         9.7 Headings. The headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any of the provisions hereof.

         9.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereon were upon the same instrument.

         9.9 Waivers and Amendments. The failure by either party to insist upon strict enforcement of any terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of the right to assert or rely upon any such terms on any future occasion. No modification, amendment, renewal, extension, or waiver of this Agreement or any of its provisions shall be binding unless made in writing and signed by authorized representatives of each party.

         9.10 Relationship of the Parties. The relationship of Licensee and Licensor established by this Agreement is that of independent contractors, and nothing contained in this Agreement will be construed to constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking and neither party shall have any authority to obligate the other party.

         9.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         9.12 Reliance and Benefit. This Agreement is intended for the sole and exclusive benefit of the parties hereto and is not intended to confer any benefit upon any other Persons whatsoever. Except for the parties hereto, no other Person shall have any right to rely upon this Agreement for any purpose whatsoever, absent the written consent of the party to be charged with such

         9.13 Entire Agreement. This Agreement, together with the schedules attached hereto and the other documents referred to herein, constitutes the sole and entire understanding between and among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect to such subject matter.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the day and year first above written.

PREDICT IT CHINA LLC ("Licensee")              PREDICT IT INC. ("Licensor")
By: China Interactive Media Group, LLC,
a Member



By:_____________________________________       By:____________________________
   Keith Abell                                    Andrew P. Merkatz
   Member                                         President

                                   SCHEDULE A
                       DESCRIPTION OF LICENSED TECHNOLOGY



3rd Party Software that is required and recommended

o        Oracle 8 (Required)
o        ATG Dynamo (Required)
o        Veritas Volume Manager (Recommended)
o        Veritas NetBackup (Recommended)
o        Netscape Enterprise Server or Apache. (Netscape Recommended)
o Toad (Tool for Oracle Application Developers - Recommended http://www.quest.com/ )
o MS Access is recommended in order to use the back office reporting tool.

Documentation on these products must be obtained from the vendor directly.

What will be delivered by Predict It USA

Database


Predict It China will receive database creation scripts to execute on their instance of Oracle 8 or Oracle 8i. This script will create the database, table spaces, and all tables, indexes, constraints, primary and foreign keys, stored procedures, and triggers necessary. Predict It China will also receive a file containing Oracle configuration parameters based on Predict It USA's hardware specification. SQL scripts that are run manually by the DBA for maintenance will also be included and documented.

This database will not contain any of Predict It, USA's data. We will provide a script to create Initialization data for the tables that require it.

Source Code


A release of java source code and jhtml will be provided for the functions and features listed below, as well as the relational views file that contains all of the database SQL queries.

Functions and Features


o Administration screens for the creation of events, entities, and domains.
o        Administration screens for the scoring of events.
o Proposition Types for Against the Spread (ATS), Over-Under, Straight-Up, Futures.
o        Distributor code. Distributor types, palettes, default domains.
o        Earnings per page view code.
o User performance, User profile, registration, log-in, User past, pending, future picks.
o        Most Active Events code.
o        Intelligence Report code.
o        Advanced Search code
o        Top Analysts code
o Back office reports to show number of page views, earnings by distributor.

Delivery

The code will be delivered to Predict It China on a CD along with documentation that will outline the recommended hardware platform, and the 3rd Party software required by the Predict It application. The following documentation in English will be included:

1.       Object Model
2.       Data Model
3.       Stored Procedures Documentation
4. Documentation of any sql scripts that are run manually by the DBA for maintenance.
5.       Data Model and Data Definition Document
6.       Predict It USA Server and Network Specification Document
7.       Data Flow Documentation
8.       Commented Code
9.       Data Feed Documentation  (If applicable. See Sports Ticker Feeds Below)
10.      System Architecture Overview

Additional Information:

ESPN Sports Ticker Data Feed Parsers

We have written parsers in perl to recognize schedules, scores, and lines from the ESPN Sports Ticker Data Feed. The sports that we currently parse from Sports Ticker are NFL, MLB, NHL, NCAA Football, and NCAA Men's Basketball. All other sports that we offer such as Soccer, Rugby, Horse Racing, Golf, Tennis, and Boxing are inserted into the database manually through the use of an administration screen. These administration screens will be provided to Predict It China, for the creation of sports events in the Predict It China database.

Technical Staffing Recommendations:

Predict It USA recommends that Predict It China make the following critical technical hires as soon as possible.

Oracle 8 or Oracle 8i Database Administrator. This person should have experience writing stored procedures in PL/SQL.

Java Programmers. These persons should have experience with Java servlets, Java beans, and SQL.

Unix Systems Administrator. This person should have experience building and maintaining a 24/7 internet production environment. Knowledge of Netscape Enterprise Server or Apache is recommended. He or She must have strong Solaris experience.

                                   SCHEDULE B
                                 LICENSOR MARKS

SERVICE MARKS

PredictIt    *
Predict It   *

Can You Predict It    *

Predict The Madness

Predict It Sports
Predict It Stocks
Predict It Entertainment
Predict It Politics

Predict It Pro
Predict It Pro Plus
My Predict It

Virtual Stock Exchange

*Existing Service Mark